Exhibit 99.2

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EDITED TRANSCRIPT

STFC - Q4 2014 State Auto Financial Corp Earnings Call

EVENT DATE/TIME: FEBRUARY 19, 2015 / 04:00PM GMT

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FEBRUARY 19, 2015 / 04:00PM GMT, STFC - Q4 2014 State Auto Financial Corp Earnings Call

CORPORATE PARTICIPANTS

Tara Shull State Auto Financial Corporation - Director-Investor Relations

Robert P. Restrepo, Jr. State Auto Financial Corporation - Chairman, President and Chief Executive Officer

Steven E. English State Auto Financial Corporation - SVP - Chief Financial Officer

Joel E. Brown State Auto Financial Corporation - SVP - Standard Lines

Jessica Buss State Auto Financial Corporation - SVP - Specialty Lines

CONFERENCE CALL PARTICIPANTS

Larry Greenberg Janney Capital Markets - Analyst

Newsome J. Paul Sandler O’Neill - Analyst

Brett Sherriffs KBW - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, thank you for standing by. Welcome to the STFC Fourth Quarter and year 2014 Earnings Call. At this time all parties are in a listen-only mode. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions) Today’s call is being recorded, if you have any objections, please disconnect at this time.

I would now like to turn the call over to Investor Relations and Finance Director, Tara Shull. Please go ahead.

Tara Shull - State Auto Financial Corporation - Director-Investor Relations

Thank you, Sally. Good morning and welcome to our fourth quarter 2014 earnings conference call. Today, I’m joined by our Chairman, President and CEO, Bob Restrepo; Senior Vice President and CFO, Steve English; Senior Vice President of Standard Lines, Joel Brown; Senior Vice President of Specialty, Jessica Buss; Chief Investment Officer, Scott Jones; and Chief Actuarial Officer, Matt Mrozek.

Today’s call will include prepared remarks, after which we will open the lines for questions. Please note our comments today may include forward-looking statements, which by their nature involve a number of risk factors and uncertainties, which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release as well as in our annual and quarterly filings with the Securities and Exchange Commission to which I refer you.

A financial packet containing reconciliations of certain non-GAAP measures along with supplemental financial information is available to all interested parties on our website, stateauto.com under the Investors Section as an attachment to the press release.

Now, I’ll turn the call over to STFC’s President, Chairman and CEO, Bob Restrepo.

Robert P. Restrepo State Auto Financial Corporation - Chairman, President and Chief Executive Officer

Thank you, Tara and good morning everyone. There are quite a few moving pieces involved in our fourth quarter and year-end results. Following my opening comments, Steve English will discuss in detail the previously announced reserve actions and new adverse development cover arrangement, which covers the terminated RED restaurant program business. In addition, he’ll provide more color regarding the property aggregate excess catastrophe reinsurance agreement, which replaced the homeowner quota share treaty, which expired at the end of 2014.

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FEBRUARY 19, 2015 / 04:00PM GMT, STFC - Q4 2014 State Auto Financial Corp Earnings Call

Lastly, Steve will provide detail regarding the reversal of the deferred tax asset valuation allowance and the impact of increased pension liability, resulting from new mortality assumptions and a lower discount rate. As you’ll see, the reversal of the deferred tax asset allowance more than offset the impact of higher pension liability and produced an increase to book value per share which now stands at $21.32. The reversal also contributed to a 13% return on equity for the full year.

Setting all this aside, we’re very pleased with the quality of our underwriting results for both the quarter and the year. Excluding RED and the expired homeowners quota share treaty, our combined ratio for the quarter was 87.7% and 95.4% for the full year. Fourth quarter results benefited from low catastrophe levels, exceptionally good property results in all segments and continued improvement in the personal auto line on a year-over-year basis.

We enter 2015 with strong earnings momentum and expect to make continued progress as we earn out price increases, retain strong earnings in our homeowner line and eliminate the drag from the RED run-off.

Personal auto results deteriorated relative to the third quarter, but this is typical, expected and results from non-catastrophe weather related accidents, which we usually see in the fourth quarter. Year-over-year, results improved by over three points and we expect continued improvement in 2015 in this all-important line.

Homeowner results continue to be exceptionally good on both an all-in and ex-catastrophe basis. Personal lines production is disappointing, but not unexpected. Joel Brown will discuss actions we have in place to stabilize our personal lines production this year in 2015 and resume normal low single-digit growth in 2016 and beyond.

Business insurance loss ratios are excellent and we’re planning to undertake a number of initiatives to address our expense ratio, which is higher than we want and will be under pressure as commercial lines pricing continues to moderate.

Excluding RED, our specialty business had another outstanding quarter and finished an exceptionally strong year. Jessica Buss will provide the details, but I can tell you the growth and profitability in our E&S lines is exceptional. Workers compensation continues to outperform our expectations and the industry driven by our niche strategy, and the program line is improving as we achieve scale and maintain our disciplined underwriting and marketing.

Our expense ratio was flat compared to 2013. Higher accruals for bonuses, contingent commissions paid to agents and the costs associated with our IT outsourcing were offset by a large profit commission from our homeowner quota share reinsurance partners.

With that, I’ll turn you over to Steven English.

Steven English - State Auto Financial Corp – SVP - Chief Financial Officer

Thanks, Bob. I will provide additional color on the expiration of the homeowners quota share treaty, results of our RED ground up analysis, reversing our deferred tax asset valuation allowance as well as comment on the pension and post-retirement benefits revaluation and overall reserve development for 2014.

First, the homeowners quota share treaty expired per its terms on December 31, 2014. Over the past three years, the treaty provided capital support and additional catastrophe protection. Over the same period, the financial performance of our homeowner book improved due to our actions along with improved weather. The agreement allowed a maximum profit margin for the reinsurers of 9% over the term of the treaty. We reported last quarter through 33 months STFC was due $2.9 million of profit commission. With a very profitable fourth quarter, an additional $16.1 million was earned bringing the year-to-date total to $19 million, all of which has been recorded as a reduction to acquisition and operating expenses. These amounts are reflected in the disclosure schedules distributed this morning.

With the expiration of the homeowners quota share treaty, we put in place a one-year property aggregate excess catastrophe reinsurance agreement effective January 1, 2015 covering property business written by our personal and business segments including auto physical damage. We evaluated various options including alternate quota share structures. We believe our homeowner book is positioned to generate the needed margins to absorb weather volatility. We were not willing to continue ceding these margins and therefore were only considering significantly reduced cession levels. However, small quota share structures do not provide meaningful protection in the event of elevated weather catastrophe activity. We opted to pursue an aggregate catastrophe treaty protecting against significant downside earnings risk.

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FEBRUARY 19, 2015 / 04:00PM GMT, STFC - Q4 2014 State Auto Financial Corp Earnings Call

At the Group level the treaty provides $75 million of limit in excess of $165 million retention. The State Auto Group has averaged annually, excluding the homeowner quota share treaty impact, $152 million of catastrophe losses over the past five years and $132 million annually over the past 10 years. There are no occurrence deductibles. Our specialty segment property exposures were excluded because the primary exposure is Florida hurricane for which we retain, per occurrence, $15 million of the first $55 million with 5% co-participation for the next $285 million.

As disclosed, we completed the RED ground up reserve analysis as we brought claims processing in-house for the two largest programs, the terminated restaurant and trucking programs. Reserve strengthening reflects the ongoing development of loss experience during the fourth quarter and new information that became known to us.

Total strengthening, including the cost of placing an adverse development cover, or ADC, totaled $71.3 million in the quarter bringing the year-to-date total to $96.7 million. With new information reflected in our revised estimates and the protection provided by the ADC, these actions increase our confidence, as Bob mentioned, that this business will not be a drag on future earnings.

RED wrote several programs and placing an ADC covering them all was not practical given the differing types of risks involved and the ability of reinsurers to assess the smaller individual programs. Given the length of time since the last exposure period, the type of claims involved, the amount of open claims, and recent claim reporting trends, we did not believe an ADC was a cost-effective strategy for the trucking program.

With its materiality, its potential for volatility and the adverse development we have experienced, we made the decision to pursue a structure to protect us from further charges related to the restaurant program. As we disclosed, the State Auto Group has entered into an ADC with $40 million of limit above our recorded reserves for this program.

To provide additional color, as of December 31, 2014, STFC’s recorded RED reserves totaled $126.4 million, of which 59% related to the restaurant program. The restaurant program had 898 open claims, the trucking program 277 open claims, while the remainder of the programs only had 207 open claims. In the fourth quarter, the restaurant program reported 39 new claims with only three in suit. Seventy-one percent of the restaurant claims were in suit as of the end of the year. For the trucking program there were only eight newly reported claims in the fourth quarter.

Moving on to taxes, we concluded it was appropriate to reverse the valuation allowance against our net deferred tax assets. Since the second quarter of 2011, we have continually evaluated both positive and negative evidence as required by the accounting standards when assessing the recoverability of our net deferred tax assets. Being in a cumulative three-year loss position is considered significant negative evidence. As we reported at the end of June 2014, STFC emerged from being in a three-year cumulative loss position to being in a cumulative income position. Despite the RED reserving actions we took in 2014, along with ceding 75% of our homeowner profits, STFC finished 2014 in a three-year cumulative income position eliminating the negative evidence.

Further, when evaluating STFC’s performance over the past three years, strong results have been achieved excluding the impact of RED and the homeowners quota share treaty. Management concluded, and our auditors concurred, it was appropriate to eliminate the valuation allowance. Consequently, we removed the allowance by reversing the current year activity, adjusting the allowance to its beginning of the year balance and then reversing the allowance off the balance sheet and through the income tax expense reported on the income statement. This results in, on a year-to-date basis, an underlying income tax provision, excluding the allowance reversal as if the allowance were not in existence at all during the year.

This provision reflects both current and deferred taxes and our traditional permanent differences, primarily tax-exempt interest income and dividends received deduction. All this resulted in tax benefits of $82.5 million for the fourth quarter and $80.6 million year-to-date. The impact of the allowance reversal was a fourth quarter increase to net income of $74.4 million and $82.6 million increase in net income for the year. As is our practice, we allocated tax expense to net realized gains at a 35% effective tax rate, with the balance reflected in operating earnings.

Finally, I would like to comment on the impact of revaluing the pension and post-retirement benefits obligations on our book value per share and comment on overall reserve development. As you know, interest rates declined throughout 2014. This required us to lower the valuation discount rate from 4.85% to 3.85%. In addition, the Society of Actuaries published revised mortality tables in October of 2014 assuming people will continue to live longer. While not required to be adopted at this time, we elected to reflect the new tables in our estimate of the pension and post-retirement benefits obligations effective as of December 31, 2014.

The net increase to our obligations from these changes reduced other comprehensive income by $34.3 million net of tax or $0.84 for book value per share. Finally, consistent with past practice, I can provide you an overview of reserve development reflected in our 2014 results. In total, development was adverse by $45.1 million or 4.2 loss ratio points. This compares to net favorable development ranging from 1.6 points to 5.1 points reported over the previous five years.

Excluding RED, net development was favorable totaling $51.6 million or 4.8 loss ratio points with catastrophe reserves contributing $5.2 million and non-catastrophe reserves contributing $46.4 million. For non-catastrophe reserves, personal lines developed favorable by $6.3 million primarily from accident year 2013, split between personal auto and homeowners. Business insurance contributed $16.7 million of favorable development from accident years 2012 and prior driven by other and product

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FEBRUARY 19, 2015 / 04:00PM GMT, STFC - Q4 2014 State Auto Financial Corp Earnings Call

liability and commercial auto, which developed favorably by $11.9 million and $5.3 million respectively. Specialty non-catastrophe reserves, excluding RED, developed favorably by $10.8 million with $5.7 million attributable to workers compensation, and $3.9 million to E&S property. Favorable development in these lines was driven by better than anticipated severity, emerging primarily from the 2012 and 2013 accident years.

And in addition, our ULAE reserves developed favorably by $12.6 million, consistent with the loss reserves.

I will now turn you over to Joel Brown.

Joel E. Brown - State Auto Financial Corporation - SVP - Standard Lines

Thanks Steve. The fourth quarter continued to show profit improvement for Standard Lines. In the fourth quarter, personal insurance produced a loss ratio which was 3.4 points lower than the fourth quarter loss ratio in 2013.

On a yearly basis, the personal insurance loss ratio improved nearly four points compared to 2013. Personal Auto was profitable and showed improvement quarter-over-quarter. On a yearly basis, our largest line of business improved over three points compared to the previous year.

Rate activity was strong for Personal Auto in 2014. Personal Auto rate changes produced a 5.8% increase for the year. Rates in 2014 were well ahead of our slightly negative pure premium trend. Relative to fast track loss trends, we are performing better from both a frequency and severity standpoint. The industry has seen upward movement in property damage and collision coverages. Although our pure premium trends are outperforming in both of these areas, we continue to monitor both coverages. Personal Auto direct written premium was down for the year. We still are recovering from prior year agency terminations and our aggressive homeowners remediation plan. In the fourth quarter, we introduced measures to stimulate new business production. A total of 18 of our 28 states received this new rating approach in 2014. The remaining states will receive this discount in the first half of 2015. This new pricing, which we’ve named the Start-up Discount, recognizes stability factors in prospective insureds, based upon their buying habits and tenure with previous insurance companies. Although very early, we are beginning to see month-over-month new business improvement in some key states since introducing this discount.

Retention improved in Personal Auto in 2014, excluding the five focus states that we have been aggressively re-underwriting. As a reminder, those are: Arizona, Colorado, Georgia, Illinois and Michigan. Our 2014 retention improved to 80%, which is now approaching our normal historical level. We are also seeing significant retention improvement, 5% or greater in our larger states.

Homeowners continues to perform very well. Our loss ratio in the fourth quarter demonstrated improvement compared to the same period in 2013. On a yearly basis, the loss ratio showed over a four point improvement, compared to 2013. We do recognize the catastrophe activity was relatively benign in 2014, but we continue to be encouraged with the improvement in our homeowner non-CAT loss ratio, which is now under 37%.

Rate activity for homeowners was 7.6% for the year and the annual rate impact on earned premium was just under 11%. Our pure premium trend is slightly negative. Retention also improved in homeowners. On an annualized basis, retention increased 1.6 points compared to 2013.

Moving to standard business insurance, our business loss ratio result in the fourth quarter was excellent and produced a significant 11 point improvement over the fourth quarter of 2013. This strong quarter helped produce an annual result for 2014, which was almost identical to 2013’s. By line, commercial auto and commercial multi-peril produced similar loss ratio results to 2013. Other and product liability improved 5.8 points, while the fire and allied loss ratio was 6.9 points higher in 2014. The fire and allied result was primarily influenced by the exceptionally cold winter in the first quarter and large fire losses in the first and second quarters of the year. In the second half of 2014, large fire losses returned to a normal level.

Rate, which is measured by price per exposure, increased 4.5% for the year as premium increases on renewals continue to moderate in the marketplace. Our current pricing increase is almost identical to the industry, but less than the 7% price per exposure increase we achieved in 2013. Over the past 36 months, our cumulative price per exposure increase is in the mid-teens. Pricing is consistent with our models and we continue to produce higher increases on those accounts which have greater exposure and higher hazard potential.

Competition on both new business and renewals is increasing. The competition is now more frequent on larger accounts. However, all accounts are feeling the impact of a more competitive market. Despite the competition, our business insurance retention improved to just under 81%. Standard business direct written premiums grew 4.4% in 2014. Commercial auto and commercial multi-peril are the fastest growing lines of business.

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FEBRUARY 19, 2015 / 04:00PM GMT, STFC - Q4 2014 State Auto Financial Corp Earnings Call

We continue to put an emphasis on actions to decrease our business insurance expense ratio. In 2014, we introduced automated underwriting rules to process business. We are now seeing over 50% of renewal accounts processed without human intervention. In 2015, we’ll work to increase the renewal pass ratio without impacting underwriting quality, and we’ll begin to introduce automated underwriting to new business submissions. We will continue to look at other factors, specifically more efficient ways to process small business, in order to improve our business insurance expense ratio.

In summary, standard lines produced improved profits in 2014, rates are exceeding loss trends and retention levels are improving in all major lines.

I’ll now turn it over to Jessica Buss to discuss Specialty results.

Jessica Buss - State Auto Financial Corporation - SVP - Specialty Lines

Thanks, Joel. My comments today will focus solely on the on-going operations and results in Specialty. We could not be more pleased with the continued profitability and growth in all of our Specialty segments. We achieved an overall Specialty loss ratio of 41.8% for the fourth quarter of 2014, which represents a 3.8 point improvement over the same period 2013 and outperformed expectations. For the year, Specialty had a loss ratio of 50%.

E&S property as a whole continues to see rate pressure and competition driven by excess capacity in the market. Even amidst a softening market, we posted another fantastic quarter with the loss ratio of negative 15.8%, which is 20 points better than the fourth quarter 2013 loss ratio, aided by lack of catastrophes and better than expected performance on prior accident years.

The overall 2014 loss ratio was 10%. Despite softening market conditions, we achieved year-over-year premium growth of 16.7% over 2013. Our 2014 results were aided by our ability to sustain rate and reduce reinsurance costs, while maintaining underwriting discipline. In order to strengthen our market position we have expanded our relationship with an existing partner to manage and grow our wholesale produced commercial property business, which will also allow for greater geographic diversification in 2015.

The overall E&S casualty market has flattened in terms of rate. Our niche approach, coupled with the acquisition of the general liability team made in the second quarter of 2014, added to better than expected results. Having best in class underwriters and focusing on disciplined underwriting, continues to reward us with profitable growth.

In the fourth quarter of 2014, our loss ratio improved 22.7 points from the same period in 2013. The overall loss ratio for 2014 was 41.3%. In addition to superior loss ratio performance, we grew premium by 56.9% for the quarter and 45% for the year. Growth was attributable to both inorganic and organic efforts. 67.2% of the total yearly growth resulted from the acquisition of our general liability team and subsequent book rollover. The acquisition is a good example of a strategy we feel is accretive to growth and profitability and a strategy we will utilize in the future as the right opportunities present themselves. Moreover, we grew 15.4% organically by doing more of what we do, by hiring more talented underwriters in more geographic locations.

Our programs unit has gained momentum on building a portfolio of small to medium sized programs with appropriate due diligence and oversight. Our ongoing programs produced a loss ratio for the fourth quarter of 69.2% and for 2014 of 66.6% representing a 0.7 and 0.6 point improvement over the same periods of 2013 respectively.

We continue to look for new programs with MGUs having proven track record in terms of profitability and distribution and expect continued improvement from rate and scale. In 2014, we added three new programs and also saw organic growth in existing programs, resulting in year-over-year premium growth of 19.7%. Rate increases for the program’s unit in 2014 was 5.2%. We continue to see opportunities in this market caused by exiting markets and company insolvencies and we feel we can continue to cherry pick programs that add diversity and are accretive to underwriting profit.

We are very pleased with our workers compensation business, which continues to outperform our expectations. Our niche approach to writing workers compensation business and select classes, premium bandwidths and states has proved to be a profitable strategy. Our workers compensation book finished the quarter with a 51.5% loss ratio and 58.8% for 2014, aided by a firming price environment, consistent execution of case and claim management and favorable prior year development. We achieved an overall rate increase of 6% on our workers compensation business in the quarter. Year-over-year growth of 16.5% was driven by our strategy to grow mono-line business. 55% of our growth resulted from the expansion of our mono-lines small account segment with wholesalers.

We anticipate continued solid underwriting profits from our targeted workers compensation strategy, which focuses on accounts under $10,000 and our traditionally profitable debit mod business written by RTW.

With that we’ll open for questions.

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FEBRUARY 19, 2015 / 04:00PM GMT, STFC - Q4 2014 State Auto Financial Corp Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions) Paul Newsome with Sandler O’Neill.

Newsome J. Paul - Sandler O’Neill - Analyst

Good morning, Thanks for the call folks. What impact prospectively, would you anticipate from pension costs, maybe I missed this on the earnings?

Robert P. Restrepo - State Auto Financial Corporation - Chairman, President and Chief Executive Officer

Sure, Paul. When you re-value with the discount rate drop in the extra mortality that’s probably at most going to add to STFC’s expense load a couple million bucks. It’s not going to be significant.

Newsome J. Paul - Sandler O’Neill - Analyst

Okay. On the other side, it’s interesting that you’re offering new discount. Can you talk about the size of that potential discount to an individual customer?

Joel E. Brown - State Auto Financial Corporation - SVP - Standard Lines

Hi, Paul. This is Joel Brown. The size varies based upon the state and the competitive marketplace. A discount, probably in the range of 5% is going to apply. It’s based upon how long the individual was with their previous company. It’s also based on their shopping habits as far as how early they get their quote prior to the effective date of the policy. The discount does roll off over time and we’ve totally offset that discount from a rate standpoint.

Newsome J. Paul - Sandler O’Neill - Analyst

Great, thank you very much.

Operator

(Operator Instructions) Larry Greenberg with Janney Capital.

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FEBRUARY 19, 2015 / 04:00PM GMT, STFC - Q4 2014 State Auto Financial Corp Earnings Call

Larry Greenberg - Janney Capital Markets - Analyst

Just wondering if you could talk a little bit more about the expense ratio? It seems like it’s something we’ve been talking about for a bit now and as you are moving to larger commercial policies that was expected to have some impact. Can you talk about perhaps what the impact from that has been? And then perhaps just give us a little bit more concrete guidance on and what you might be expecting in 2015 and then 2016?

Robert P. Restrepo - State Auto Financial Corporation - Chairman, President and Chief Executive Officer

Larry, this is Bob Restrepo. Just as an overview, we’re reasonably comfortable with our personal lines expense ratio, which has been under pressure as we’ve lost policy count but we’ve reduced headcount. We’ve gotten smarter about managing our outside report expenses and those efforts will continue. And then I’ll flip to the other side, Specialty. We think we’re quite competitive from an expense ratio standpoint as we’ve achieved scale on all the major segments there.

Our issue continues to be in the business insurance segment where we are disproportionately focused on smaller accounts, accounts under $5,000. That’s a source of our expense ratio problem. Our larger accounts are what we call middle market, which is $25,000 to $100,000 accounts. We have an acceptable expense ratio. So we’ve been changing our mix, which is part of our strategy going forward, but again given the moderating price environment, we have to get more aggressive about doing things differently, particularly as it relates to those policies under $5,000.

And we’re also looking at our commission structures as well. But the main thing is having more productive and more efficient work flows for small accounts. Joel, I will turn over to you for any more color.

Joel E. Brown - State Auto Financial Corporation - SVP - Standard Lines

Okay. Thanks, Bob. As I mentioned in my comments, Larry, we introduced automated underwriting last year and we applied that to our renewal book, and we’re seeing over half of those policies pass now without the need to send to an underwriter. We plan on taking that same approach this year and applying that to new business, so we have more of a straight through processing approach. We believe that will have a major impact on our overall expenses and also the time that we need for individuals to spend on underwriting new business. We’re looking at shrinking our overall appetite so we only write those types of accounts from a BOP standpoint that fit.

We believe we can be more efficient as we write those accounts that are smaller, that are less hazard prone and more homogeneous. As Bob mentioned, we’re also reviewing commissions to see where we are in step or out of step from a market standpoint. And then we’re awaiting more automation from the standpoint of some of the things we’ve talked about in the past, our new policy administration system and a new portal that we believe will also enhance our efficiency in processing small business.

Larry Greenberg - Janney Capital Markets - Analyst

So will we see some of these benefits show up this year?

Steven English - State Auto Financial Corp – SVP - Chief Financial Officer

Larry, I think you’ll see some of the benefits show up, which will somewhat offset the fact that we do have a moderating pricing environment. And as I mentioned, that is putting pressure on our overall expense ratio and we want to see more traction, but we’re not predicting anything revolutionary in terms of expense ratio reductions in 2015. It will play out over time, but we don’t expect to see significant improvements this year.

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FEBRUARY 19, 2015 / 04:00PM GMT, STFC - Q4 2014 State Auto Financial Corp Earnings Call

Joel E. Brown - State Auto Financial Corporation - SVP Standard Lines

Most of what we are working on now Larry, we would expect to see the benefit in 2016. And we didn’t mention it, but we’re also working harder to achieve scale in business insurance. We need more scale to take care of our overall fixed cost. We have been showing good growth year-over-year and as we achieve scale we know that will help with our expense ratio as well.

Larry Greenberg - Janney Capital Markets - Analyst

Okay and I know, I’ll be able to go in your 10-K and come close to determining your effective tax rate on investment income, but I’m just wondering if that’s a number you have handy to provide for us?

Steven English - State Auto Financial Corporation – SVP - Chief Financial Officer

Larry let me look that up and I’ll jump back on here, and I don’t have that in my head, but I can get you something here in a moment.

Larry Greenberg - Janney Capital Markets - Analyst

Okay. And then just curious, I know the de minimis number, but the TIPS were actually negative in the quarter which surprised me a little bit, was there anything going on there?

Steven English - State Auto Financial Corporation – SVP - Chief Financial Officer

No, we revalue those each quarter according to where the index goes and those market value changes on a GAAP basis run through the income statement. So it was no error correction it is just the way the numbers worked out.

Larry Greenberg - Janney Capital Markets - Analyst

Okay, thanks.

Operator

Your next question comes from the line of Brett Sherriffs with KBW. Your line is open.

Brett Sherriffs - KBW - Analyst

Good morning, thanks for taking my questions. A couple for Jessica to start off. I’m just wondering if you could kind of expand on the decision to expand your E&S property business outside of Florida, especially as it seems like conditions are deteriorating pretty quickly?

Jessica Buss - State Auto Financial Corporation - SVP - Specialty Lines

Sure. We have historically, Brett, written business on the E&S side outside of the state of Florida. We’ve written business from Texas to the Carolinas and part of our strategy includes an expanded relationship with an MGU we already do business with on the CAT side that has a team and has more expertise in business outside of just the state of Florida. What we’re able to achieve with reduced reinsurance rates and what we’re able to get in terms of rate in the market, we feel warrants expanding, gaining scale and geographic diversification throughout those states. In addition to that, what we have seen is that competition is really most fierce in the state of Florida and that there are actually good opportunities in select parts of other coastal regions.

Larry Greenberg - Janney Capital Markets - Analyst

Okay, great. I think you mentioned two new programs being written during 2014. Can you provide any more detail on those programs and what kind of exposures you have there?

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FEBRUARY 19, 2015 / 04:00PM GMT, STFC - Q4 2014 State Auto Financial Corp Earnings Call

Jessica Buss - State Auto Financial Corporation - SVP - Specialty Lines

Sure, we actually entered into three new programs. One of them is a very niche focus E&O program written in select states, primarily in Western states. E&O for accountants and lawyers. It’s sort of a small program, $5 million to $10 million will probably be written in 2015.

The other two programs are mostly focused on niche auto exposures. One has to do with timber hauling. The second has to do with an auto rental program that has previously been with a large carrier and is an expansion of a relationship that we already had with an auto program that is performing very, very well.

Larry Greenberg - Janney Capital Markets - Analyst

Okay, thank you very much.

Steven English - State Auto Financial Corporation - SVP - Chief Financial Officer

This is Steve English back to Larry Greenberg’s question in regards to the effective tax rate on investment income. With the level of tax-exempt interest and dividends received deduction, we’re somewhere in and around 25% on investment income.

Operator

(Operator Instructions) There are no further questions. At this time, I’ll turn the call back over to you, Ms. Shull. Actually one just came in. Larry Greenberg.

Larry Greenberg - Janney Capital Markets - Analyst

Thanks. Just wondering if you could elaborate a little bit on commercial auto? The underlying was, as you mentioned flattish for the year. We hear from the marketplace that that’s, an area that’s getting some of the better price increases. I’m just wondering and where you are from a rate versus loss trend standpoint in that line?

Robert P. Restrepo State Auto Financial Corporation - Chairman, President and Chief Executive Officer

Larry. I’ll let Joel talk about our standard results, and Jessica because we have a fair amount of commercial auto in our specialty business as well. But just as kind of background, commercial auto covers all kinds of vehicles, all kind of weights, all kinds of driving businesses and definitely the higher hazard trucking long haul, heavier vehicle exposures have gotten a significant amount of price increases. We don’t see as much on private passenger, commercial private passenger, pickup trucks, delivery, short-term vehicle deliveries. But I think of all the lines, other than workers compensation, that is the line we’ve been able to get price increases because we’ve kind of been swept up in the overall unsatisfactory results in the commercial auto line in general, and Joel, I’ll turn it over to you.

Joel E. Brown - State Auto Financial Corporation - SVP - Standard Lines

Thanks, Bob. Bob is correct. We write a different class of commercial auto than many carriers. We write an awful lot of service vehicles and vehicles to support artisan contractors. So we don’t tend to see some of the heavier exposures that some companies do. We’ve been able to achieve rate on that book of business right around the 4% range. However, that’s pretty consistent with where we see our pure premium trends. So we feel pretty good about our overall commercial auto results. We are aware that this has been ticking up in the industry. Also, this was coverage where companies were taking decreases quarter after quarter. We didn’t tend to take those types of decreases. So from a starting point, we didn’t have as much rate that we needed to recover as some of our other competitors. But again I think we feel comfortable where the book is trending from a loss standpoint. We’re still getting rate, although it’s down now to the low-to-mid single digits.

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FEBRUARY 19, 2015 / 04:00PM GMT, STFC - Q4 2014 State Auto Financial Corp Earnings Call

Jessica Buss - State Auto Financial Corporation - SVP - Specialty Lines

And Larry, in the specialty side, most of the commercial auto business we write is through the program business. As you might remember our largest program is actually commercial auto based, -the tow truck program. We continue to see great rate opportunities in that sector, which is niche focus. It doesn’t quite represent the whole commercial auto sector, but we have seen double-digit rate increases, compound over the last three years, including 2014 where we were close to a little bit over 10%. We expect to continue to see rate increases. As Joel mentioned, probably more lower mid-single digits into 2015. We also write some commercial auto business, which represents more similar to what Joel is talking about where we do some delivery vehicles. We’ve seen very good results in that segment of our program business, but those rate increases have been closer to what I’d consider to be mid-single-digit rate increases.

Larry Greenberg - Janney Capital Markets - Analyst

And then, Steve, just a couple more numbers questions. Do you have the capital and surplus for STFC and then for the Group?

Steven English - State Auto Financial Corporation - SVP - Chief Financial Officer

Statutory STFC is $778 million and the Group is just shy of $1.2 billion.

Operator

(Operator Instructions) There are no further questions at this time. I’ll turn the call back over to you Ms. Shull.

Tara Shull - State Auto Financial Corporation - Director-Investor Relations

Thank you, Sally. We would like to thank all of you for participating in our conference call and for your continued interest and support of State Auto Financial Corporation. We look forward to speaking with you again on our first quarter earnings call, which is currently scheduled for April 30, 2015. Thank you, and have a good day.

Operator

Thank you. That concludes today’s fourth quarter and year 2014 Earnings Conference Call. Thank you for participating. You may disconnect at this time.

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FEBRUARY 19, 2015 / 04:00PM GMT, STFC - Q4 2014 State Auto Financial Corp Earnings Call

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